Exhibit (i)

K&L GATES LLP 1601 K STREET, N.W. WASHINGTON, DC 20006-1600 T 202.778.9000 F 202.778.9100 klgates.com

December 15, 2021

Neuberger Berman Equity Funds
1290 Avenue of the Americas
New York, NY 10104

Ladies and Gentlemen:

We have acted as counsel to Neuberger Berman Equity Funds, a Delaware statutory trust (the “Trust”), in connection with Post-Effective Amendment No. 226 (the “Post-Effective Amendment”) to the Trust’s registration statement on Form N‑1A (File Nos. 002-11357; 811-00582) (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about December 15, 2021, registering an indefinite number of shares of beneficial interest in the series of the Trust and the classes thereof listed in Schedule A to this opinion letter (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 28(i) of Form N-1A under the Securities Act and the Investment Company Act of 1940, as amended (the “Investment Company Act”).

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the prospectuses and statement of additional information (collectively, the “Prospectuses”) filed as part of the Post-Effective Amendment;
(ii)	the Trust’s certificate of trust, governing instrument, and bylaws in effect on the date of this opinion letter; and
(iii)
the resolutions adopted by the trustees of the Trust relating to the Post-Effective Amendment, the establishment of the Shares of each series and class, and the authorization for issuance and sale of the Shares.

December 15, 2021 Page 2

We also have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust.  We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact.  We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Post-Effective Amendment, when issued and paid for by the purchasers upon the terms described in the Post-Effective Amendment and the Prospectuses, will be validly issued, and (2) such purchasers will have no obligation to make any further payments for the purchase of the Shares or contributions to the Trust solely by reason of their ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares.  We hereby consent to the filing of this opinion with the Commission in connection with the Post-Effective Amendment and to the reference to this firm’s name under the heading “Legal Counsel” in the Prospectuses.  In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectuses within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ K&L Gates LLP

Attachment: Schedule A

SCHEDULE A
To
Opinion Letter of K&L Gates LLP
Dated December 15, 2021

SERIES	CLASSES
Neuberger Berman Dividend Growth Fund	Institutional Class, Class A, Class C and Class R6
Neuberger Berman Emerging Markets Equity Fund	Institutional Class, Class A, Class C, Class R3 and Class R6
Neuberger Berman Equity Income Fund	Institutional Class, Class A, Class C, Class R3 and Class E
Neuberger Berman Focus Fund	Investor Class, Trust Class, Advisor Class, Institutional Class, Class A and Class C
Neuberger Berman Genesis Fund	Investor Class, Trust Class, Advisor Class, Institutional Class, Class A, Class C, Class R6 and Class E
Neuberger Berman Global Real Estate Fund	Institutional Class, Class A and Class C
Neuberger Berman Greater China Equity Fund	Institutional Class, Class A and Class C
Neuberger Berman Guardian Fund	Investor Class, Trust Class, Advisor Class, Institutional Class, Class A, Class C, Class R3 and Class R6
Neuberger Berman International Equity Fund	Investor Class, Trust Class, Institutional Class, Class A, Class C, Class R6 and Class E
Neuberger Berman International Select Fund	Trust Class, Institutional Class, Class A, Class C, Class R3 and Class R6
Neuberger Berman International Small Cap Fund	Institutional Class, Class A, Class C and Class R6
Neuberger Berman Intrinsic Value Fund	Institutional Class, Class A, Class C and Class R6
Neuberger Berman Large Cap Value Fund	Investor Class, Trust Class, Advisor Class, Institutional Class, Class A, Class C, Class R3, Class R6 and Class E

Neuberger Berman Mid Cap Growth Fund	Investor Class, Trust Class, Advisor Class, Institutional Class, Class A, Class C, Class R3 and Class R6
Neuberger Berman Mid Cap Intrinsic Value Fund	Investor Class, Trust Class, Institutional Class, Class A, Class C, Class R3 and Class R6
Neuberger Berman Multi-Cap Opportunities Fund	Institutional Class, Class A, Class C and Class E
Neuberger Berman Real Estate Fund	Trust Class, Institutional Class, Class A, Class C, Class R3, Class R6 and Class E
Neuberger Berman Small Cap Growth Fund	Investor Class, Trust Class, Advisor Class, Institutional Class, Class A, Class C, Class R3 and Class R6
Neuberger Berman Sustainable Equity Fund	Investor Class, Trust Class, Institutional Class, Class A, Class C, Class R3 and Class R6
Neuberger Berman U.S. Equity Impact Fund	Institutional Class, Class A and Class C